Gryphon Announces C$4.0 Million Private Placement

July 13, 2007: Gryphon Gold Corporation (GGN:TSX / GYPH:OTC.BB) announced today that its board of directors has authorized a unit private placement.

Gryphon Gold plans to offer up to 5 million units at C$0.80 per Unit to a limited number of qualified accredited investors. Each unit will consist of one share of common stock and one full purchase warrant. The two year warrants will be exercisable at a price of C$1.00 if exercised within twelve months of the closing (the "First Anniversary") and at a price C$1.25 if exercised after the First Anniversary but prior to expiry. The private placement is subject to completion of documentation and obtaining regulatory approvals. The number of Units sold may vary from the anticipated number referred to in this press release based on market conditions. The Units may be offered for sale directly by Gryphon Gold and by registered dealers. The proceeds will be applied to fund the continuation of Gryphon Gold’s exploration and development programs.

The Units, including the common stock, warrants and shares underlying the warrants, offered are not currently qualified by prospectus or registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), or the laws of any state, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The securities are subject to resale restrictions under applicable securities laws. In connection with this private placement, Gryphon Gold will grant registration rights to each of the investors.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Gryphon Gold is a Nevada incorporated company acquiring, exploring and developing gold resources in North America. Gryphon principal gold resource is the 1.8 million1 ounce Borealis gold resource located in the Walker Lane gold belt of western Nevada. The Nevada Eagle acquisition will provide Gryphon with 54 additional highly prospective gold properties covering over 70 square miles of some of the most desirable gold trends in Nevada. At present the Company has 47.4 million shares outstanding with a cash balance of approximately US $5.0 million as at June 30, 2007.

On Behalf Of The Board Of Directors Of Gryphon Gold Corporation

Albert J. Matter, Chairman

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: Tony Ker, Chief Executive Officer, by phone: 604-261-2229, or email at tker@gryphongold.com or Michelle/Larry Roth of Roth Investor Relations, Inc. at 732-792-2200

The Borealis property is described in the technical report dated August 15, 2006 and revised January 11, 2007 titled Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The technical report describes the exploration history, geology and style of gold mineralization at the Borealis property. Sample preparation, analytical techniques, laboratories used and quality assurance-quality control protocols used during the drilling programs at the Borealis property site are the same as, or similar to, those described in the technical report.

This press release was reviewed by Dr. R. Steininger of Gryphon Gold, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to the proposed offering of Units, the use of proceeds, the proposed acquisition of Nevada Eagle Resources LLC, resource calculations and estimates, Gryphon’s exploration and other plans, projections, estimates and expectations. There can be no assurance that our acquisition of Nevada Eagle will close as anticipated or that we will successfully integrate the Nevada Eagle properties into our portfolio or operations. We cannot assure you that our diversification strategy will be successful or result in any material appreciation in the value of our securities. In addition, such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC(available at www.sec.gov) and with Canadian securities administrators(available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. This press release uses the terms "measured," "indicated" and "inferred" resources." We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements.

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1 CIM-compliant 0.5 million Measured, 0.7 million Indicated and 0.6 million Inferred ounces of gold resource